VERTRO, INC. Q3 2009 EARNINGS CALL SCRIPT
November 11, 2009

ALEX VLASTO

Welcome to Vertro’s third quarter 2009 financial results conference call. Joining me on the call today are President and Chief Executive Officer Peter Corrao, Chief Financial Officer, Mike Cutler and General Manager and Senior Vice President, Rob Roe.

To help provide greater transparency into our results for the third quarter and the year to date, we have today released a series of slides which present certain key metrics from across the business. These slides are available on our corporate website at www.vertro.com.

I’d like to remind everyone that today’s comments include forward-looking statements.  These statemenkts are subject to risks and uncertainties that may cause actual results and events to differ materially from those expressed in the forward-looking statements.  These risks and uncertainties will be outlined at the end of this conference call, and are also detailed in Vertro’s filings with the Securities and Exchange Commission.

To begin, let’s review how we measure our financial performance. In addition to the standard GAAP measurements, we utilize certain profitability based metrics to evaluate our period to period and year-over-year performance. They are: EBITDA, Adjusted EBITDA, Adjusted net income/loss and Adjusted net income/loss per share.

We believe that “EBITDA”, “Adjusted EBITDA”, “Adjusted net income/loss” and “Adjusted net income/loss per share” provide meaningful measures for comparison of the Company’s current and projected operating performance with its historical results due to the significant changes in non-cash amortization that began in 2004 primarily due to certain intangible assets resulting from mergers and acquisitions that have since been written off. Vertro defines Adjusted EBITDA as EBITDA (earnings before interest, income taxes, depreciation, and amortization) plus non-cash compensation expense and plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business. Vertro uses EBITDA and Adjusted EBITDA as internal measures of its business and believes they are utilized as an important measure of performance by the investment community. Vertro sets goals and awards bonuses in part based on performance relative to Adjusted EBITDA. Vertro defines Adjusted net income/loss as net income/loss plus amortization and non-cash compensation expense, plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business, in each case including the tax effects (if any) of the adjustment.  Vertro defines Adjusted net income/loss per share as the Adjusted net income/loss, as previously described, divided by the average basic or fully-diluted number of outstanding shares of Vertro common stock over the reported period.

For a detailed review of our third quarter 2009 results, including the corresponding GAAP financial measures and a reconciliation of our non-GAAP financial measures to GAAP financial measures, please refer to the press release we issued today, the accompanying key metrics slides and to our Form 10-Q for Q3 2009 filed with the Securities and Exchange Commission.

To comply with the SEC’s guidance on “fair and open disclosure,” we have made this conference call publicly available via audio webcast through the investor relations section of our website and a replay of the conference call will be available for 90 days after the call.  I’d now like to turn the call over to our President and CEO, Peter Corrao. Peter?

***

PETER CORRAO

Good afternoon and welcome to today’s call; we appreciate having you on the call with us. We’re excited today to report the results of what we believe was an improved third quarter. Over the course of the quarter we

-	Increased revenue by 23 percent;

-	Cut our EBITDA loss by 53 percent;

-	Increased our user base;

-	Improved retention rates;

-	Increased users’ level of engagement with our products; and

-	Continued with our vertical and international expansion.

We have now had two full quarters of sustained advertising spend following the cuts that preceded the sale of MIVA Media in March this year. This sustained ad spend has successfully fueled growth in our ALOT user base and increased the number of revenue generating events being conducted across our products.

We grew our toolbar user base from 4.7 million on June 30, 2009 to 5.3 million on September 30, 2009. Unique users visiting our homepage product, ALOT Home, increased from an average of 2.3 million per month in Q2 2009 to 4.2 million per month in Q3 2009. You can see a regional breakdown of our user base on pages four and five of the slides we released today in conjunction with our earnings release.

This expanded user base resulted in an increase in the number of searches being conducted across our products. Search volumes increased from 165.5 million in the second quarter to 216.3 million in the third. This increase helped drive a 17 percent quarter over quarter increase in the number of ads our users clicked on. We believe this is an important metric as it’s from these ad clicks that the majority of our revenue is derived.

These improved Q3 metrics enabled us to increase net margins and decrease our EBITDA loss from continued operations from $3.4 million in the second quarter to $1.6 million in the third quarter. We are now focused on further improving net margins and returning the business to EBITDA profitability and we remain confident that we will achieve this significant milestone in the current quarter.

While we are not providing specific revenue or EBITDA guidance for the fourth quarter, I want to take a moment to present our anticipated Q4 ad spend strategy. We have maintained ad spend at consistent levels of approximately $2m per month for the last two quarters. Our intention for the fourth quarter is to continue with this level of spending for as long as the volume of quality traffic is available for us to buy.

Historically, as the holiday season approaches in December, our media buyers reach a point where they can no longer spend at the same levels due to Internet usage slowing. We can’t predict exactly when this slowdown will occur as it differs from year to year, but it is typically sometime around the middle of December. As a result, we anticipate advertising spend in the fourth quarter to be marginally below the levels of spend we reported in both the second and third quarters.

I want to move on now to talk about RPMLU or revenue per thousand live users; this is the measure we use to gauge the value of our toolbar users. You will remember that we suffered an unexpected decline in RPMLU in late Q1 and early Q2 of this year. On our last quarterly call, I reported that this decline was reversed in the latter part of the second quarter through what we believe was a combination of internal product changes and external improvements to the online advertising market. I’m pleased to report that this higher RPMLU has been maintained throughout the third quarter. Average RPMLU in Q3 amongst our core region one users was higher than the average recorded in both the first and second quarters of the year. As a reminder, region one includes English speaking users in the U.S., Canada, U.K., Ireland, Australia and New Zealand.

While we are pleased that we have sustained this higher RPMLU, we still believe that there is further potential upside. A significant proportion of our revenue growth in the third quarter can be attributed to volumetric gains and we believe that as the online ad market rebounds and CPCs improve that we could see additional increases in the value of our users.

From this quarter forward, our intention is to discuss not only RPMLU but also RPM, or revenue per thousand searches. We believe this is an important metric as it enables us to measure the value of searches conducted by users across all of our products.  RPM currently tracks closely with RPMLU. In the same way as RPMLU, average region one RPM in Q3 was higher than the average recorded in both the first and second quarters of the year.

During the third quarter we continued with our international tests, focusing in particular on Asian markets. We continue to spend conservatively in these markets as we measure the value of the users we have acquired. Current analysis reveals that certain countries look to have strong potential for us. We expect to have gathered sufficient data from our tests to refine our international strategy by the early part of 2010 and I look forward to updating you with our progress.

Helping to underpin this international initiative is our new director of analytics, Dr. Corina Constantin. Corina joins us from Didit Search Marketing and has extensive domain expertise. She is currently focused on a number of key initiatives that should enable us to better understand the value of our users across a broad range of different criteria. At any one time we are conducting around 5-10 product tests and 20-25 marketing tests and we believe Corina will be instrumental in both developing our test methodologies and conducting analysis on the results.

In addition to our international expansion, we are also continuing to focus on the vertical expansion of our products. We are now marketing across over 100 different verticals. This vertical strategy is designed to help us more effectively acquire new users. All of our products are also fully customizable through our portfolio of buttons. Over the course of the third quarter we continued to expand this button portfolio, an initiative that included the development of both proprietary buttons and buttons showcasing third party content.

To help streamline the customization process for our users we rolled-out a new interface across our product portfolio during the third quarter. This new interface enables users to more easily find, add and remove buttons from their ALOT products. Already today over a third of our users customize their products and we believe this increased level of engagement helps reduce attrition. Our attrition rates have improved significantly since the beginning of the year. During the third quarter, attrition rates amongst our core region one users were at the lowest level we have enjoyed since launching the ALOT brand in 2007.

Before handing over to Mike, I want to provide a brief update on NASDAQ. On September 15 we received two noncompliance notices from NASDAQ. Full details on these notices are detailed in the press release we issued on September 18, which you can find on our website. We are actively considering available options to regain compliance with NASDAQ’s requirements and we intend to keep the market updated as the situation progresses.

So, let me conclude this afternoon by saying again that we are extremely pleased with our third quarter performance. Over the quarter we grew revenue by over 23% without increasing operating expenses; we executed a sustained and measured advertising strategy that we believe has delivered valuable new users in our core region one markets; we’re progressing with our international tests and feel confident that there will be new market opportunities for us; and we are continuing to innovate and enhance our products which we believe is translating into improved retention and engagement.

We believe we will continue to increase revenue in this current quarter and that our revenue in October and early November is meeting our expectations. We expect that our revenue growth from Q3 to Q4 2009 will be lower than our growth from Q2 to Q3 2009. This is primarily due to Q2’09 revenue being negatively impacted by the cuts we made to our ad spend in Q1 of this year.

Importantly, we believe that with our estimated revenue growth in Q4 we will achieve EBITDA profitability in this current quarter. We expect that this return to EBITDA profitability will be achieved with marginally lower operating expenses due to the effects of seasonality on advertising spend that I discussed earlier.

I look forward to updating you with our progress and, with that said, let me turn the call over to Mike, who will cover our financial results. Mike?

***

MIKE CUTLER

Thank you Peter and good afternoon everybody.

As Peter mentioned, we are pleased with our third quarter performance and think our results take us an important step closer to our goal of reaching EBITDA profitability from continuing operations in the fourth quarter.

Despite the continued challenges to the broader economy, we increased revenue from $6.0 million in Q2 2009 to $7.4 million in Q3 2009. Importantly, this quarter over quarter revenue growth was achieved without increasing operating expenses. Our Operating expenses for the third quarter were $8.6 million, compared to $9.0 million in the second quarter. Q3 2009 operating expenses included $6.0 million in advertising spend and $0.2 million of non-cash compensation expense. Q2 2009 operating expenses included $5.8 million in advertising spend, $0.2 million of non-cash compensation expense and accelerated recognition of $0.6 million of unamortized loan expense relating to our line of credit with Bridge Bank.

Our improved revenue and stable operating expenses enabled us to reduce our EBITDA loss from continuing operations from $3.4 million in Q2 2009 to $1.6 in Q3 2009. Both Q2 and Q3 EBITDA included $0.2 million non-cash compensation expense.

Adjusted EBITDA loss from continuing operations was $1.4 million in Q3 2009, compared to Adjusted EBITDA loss of $3.2 million in Q2 2009. Both Q2 and Q3 2009 Adjusted EBITDA excluded $0.2 million in non-cash compensation expense.

GAAP net loss from continuing operations was $1.8 million or $(0.05) per basic share in Q3 2009, compared to GAAP net loss from continuing operations of $3.9 million or $(0.11) per basic share in Q2 2009. The $1.8 million GAAP net loss from continuing operations in Q3 2009 is approximately $0.5 million less than the estimated $2.3 million GAAP net loss reported in a press release issued on November 3, 2009. This reduction resulted from a final adjustment to our exchange rate loss during the quarter close.

Adjusted net loss from continuing operations was $1.5 million or $(0.04) per diluted share in Q2 2009, compared to Adjusted net loss from continuing operations of $3.6 million or $(0.11) per diluted share in Q2 2009. Both Q2 and Q3 2009 Adjusted net loss excluded $0.2 million in non-cash compensation expense.

Cash and cash equivalents decreased from $8.3 million on June 30, 2009 to $6.3 million on September 30, 2009. The decrease of $2.0 million was primarily as a result of the loss from operations and certain anticipated one-time expenses.

On our last quarterly call, we predicted that cash would trough in Q4 2009. Due to certain deferred one-time expenses relating to our discontinued operations, we now expect our cash trough to occur in late Q1 or early Q2 2010. As we reported last quarter, we expect this low point in reported cash to be between $5.0 and $6.0 million.

As of September 30 2009, the Company had an active base of approximately 50 employees, comparable to the staff numbers we reported at the end of Q2 2009. We expect to maintain current staffing levels for the remainder of the year.

As stated on our last quarterly call, we believe that the existing hardware infrastructure we have in place is sufficient to support approximately double our current live user base, so we do not believe any major capital expenditure will be required to facilitate our short and mid-term growth plans for ALOT.

So, in summary, we believe that we delivered a strong third quarter and that we now have solid foundations in place to deliver EBITDA profitability for continued operations in the current quarter.

I will now turn the call back to Peter for some concluding remarks. Peter?

***

PETER CORRAO

Thanks Mike. So, in summary, our focus is to continue to build on the positive results that we achieved in the third quarter. We believe that in this current quarter we will deliver on our expectation of returning the business to EBITDA profitability and I look forward to updating you with our progress. With that said, let me turn the call back to Alex for the Q&A session. Alex?

***

Q&A SESSION

***

ALEX VLASTO

This conference call contained certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as “plan,” “will,” “intend,” “anticipate,” “believe” or “expect,” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in Vertro’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-Q for Q3 2009. In addition, past performance cannot be relied upon as a guide to future performance.

That concludes our call today; thank you for listening.